UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

October 15, 2026

TREASURE GLOBAL INC

(Exact name of registrant as specified in its charter)

Delaware	001-41476	36-4965082
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

276 5th Avenue, Suite 704 #739 New York, New York	10001
(Address of registrant’s principal executive office)	(Zip code)

+6012 643 7688

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	TGL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 15, 2026, Treasure Global Inc, a Delaware corporation (the “Company” or “TGL”), entered into separate Subscription Agreements (each, a “Subscription Agreement” and collectively, the “Subscription Agreements”) with Chan Meng Chun, Pusparajan a/l Vadiveloo and Teo Chong Chan (each, an “Investor” and collectively, the “Investors”), each of whom is a Malaysian citizen, pursuant to which each Investor agreed to purchase from the Company US$400,000 of shares of the Company’s common stock in two equal US$200,000 tranches. The aggregate investment amount under the Subscription Agreements is US$1,200,000. The offerings are being made in reliance on Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

Under each Subscription Agreement, the number of shares issued for a tranche (the “Tranche Shares”) equals the applicable US$200,000 tranche payment divided by the greater of (i) $0.45 (the “Execution Date Price”) and (ii) the closing price of the Company’s common stock on the Trading Day immediately preceding the applicable completion date (the “Completion Date Price”). The purchase price per share under each Subscription Agreement is not less than the “Minimum Price” (as defined in Nasdaq Listing Rule 5635(a)) as of the date of the Subscription Agreements. Each tranche payment may be made in cash, by wire transfer and/or in USDT, with USDT valued at a fixed exchange rate of US$1.00.

Completion of each tranche occurs on its applicable completion date after receipt of the corresponding tranche payment in full. The Company has no obligation to issue, allot, register or deliver any Tranche Shares until the corresponding payment is received in full and the applicable Investor’s representations and warranties are true and correct in all material respects and the Investor has performed its covenants and other obligations. Upon completion, the Company will issue the applicable Tranche Shares in book-entry form, free of liens and encumbrances other than those arising under securities laws or the applicable Subscription Agreement.

Each Subscription Agreement contains customary representations and warranties by the Company regarding its organization, authority, approvals, valid issuance and absence of encumbrances, and by the applicable Investor regarding investment risks, compliance with applicable laws, independent advice, no reliance on other representations, and absence of material nonpublic information. Each Party agrees to indemnify and hold harmless the other Party for losses arising from its breach of warranties, misrepresentation or breach of the agreement; these indemnification obligations survive termination.

The Company may terminate a Subscription Agreement and cancel all Shares issued to the applicable Investor if that Investor fails to pay the Investment Amount. The applicable Investor may terminate its Subscription Agreement if the Company fails to transfer the Shares in accordance with the agreement. All Shares are restricted securities under the Securities Act and are subject to Rule 144, other applicable securities laws and Company policies, and the restrictions in Annex A, including the six-month distribution compliance period, the prohibition on directed selling efforts, the requirement that the Investor be a non-U.S. person acquiring for its own account, and restrictions on hedging and transfers. Each Subscription Agreement is governed by Malaysian law, with the parties submitting to the jurisdiction of the courts of Malaysia.

Each of the Investors is a related person of the Company. Teo Chong Chan is the Company’s Acting Chief Executive Officer and an Executive Director; Pusparajan a/l Vadiveloo is the Company’s Chief Financial Officer; and Chan Meng Chun is an Executive Director of the Company.

The foregoing descriptions of the Subscription Agreements do not purport to be complete and are qualified in their entirety by reference to the full texts of the Subscription Agreements, copies of which are filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The Shares were offered and will be sold pursuant to the Subscription Agreements in reliance on the exemption from registration provided by Regulation S under the Securities Act to the Investors, each of whom has represented that it is not a U.S. person and was outside the United States at the time the offer was made and the applicable Subscription Agreement was executed. If all tranches are priced at $0.45 per share, the Company may issue approximately 2,666,666 shares of common stock in the aggregate, with each Investor eligible to receive approximately 888,888 shares. The Shares will be issued as restricted securities and will be subject to the resale limitations of Rule 144 and applicable Regulation S restrictions, including the six-month distribution compliance period described in Item 1.01.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit*	Description
10.1	Subscription Agreement with Chan Meng Chun
10.2	Subscription Agreement with Pusparajan a/l Vadiveloo
10.3	Subscription Agreement with Teo Chong Chan
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 20, 2026	TREASURE GLOBAL INC.

	By:	/s/ Pusparajan a/l Vadiveloo
	Name:	Pusparajan a/l Vadiveloo
	Title:	Chief Financial Officer

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